EXHIBIT 99.1

News Release
TANGER REPORTS FOURTH QUARTER AND FULL YEAR RESULTS
Consolidated Portfolio 97.0% Occupied
Raises Dividend for 27th Consecutive Year
Tenant Sales Increase

Greensboro, NC, January 27, 2020, Tanger Factory Outlet Centers, Inc. (NYSE:SKT) today reported financial and operating results for the three months and year ended December 31, 2019.

Fourth Quarter Results

•
Net loss available to common shareholders was $0.13 per share, or $12.1 million, compared to net income available to common shareholders of $0.21 per share, or $19.4 million, for the prior year period. The current year period is inclusive of a $0.04 per share dilutive impact related to assets sold in March 2019, net of interest expense savings related to the use of proceeds. The current year period was also impacted by a non-cash impairment charge totaling $37.6 million, or $0.39 per share, related to the Company’s outlet center in Jeffersonville, Ohio. The prior year period was impacted by a non-cash impairment charge related to certain assets in a Canadian unconsolidated joint venture totaling $7.2 million, or $0.07 per share.

•
Funds from operations (“FFO”) and adjusted funds from operations (“AFFO”) available to common shareholders were both $0.59 per share, or $57.5 million, compared to $0.64 per share, or $63.1 million, for the prior year period. The current year period is inclusive of a $0.04 per share dilutive impact related to the asset sales discussed above.

Full Year Results

•
Net income available to common shareholders was $0.93 per share, or $86.5 million, compared to $0.45 per share, or $42.4 million, for the prior year. The current year is inclusive of a $0.38 per share accretive impact related to the asset sales, net of interest expense savings, discussed above, including a gain on the sale of four outlet centers totaling $43.4 million, or $0.44 per share. The current and prior years were impacted by non-cash impairment charges totaling $37.6 million, or $0.39 per share, and $56.9 million, or $0.58 per share, respectively.

•
FFO available to common shareholders was $2.27 per share, or $221.7 million, compared to $2.48 per share, or $243.3 million, for the prior year. The current year period is inclusive of an $0.11 per share dilutive impact related to the asset sales, net of interest expense savings, discussed above.

•
AFFO available to common shareholders was $2.31 per share, or $226.1 million, compared to $2.48 per share, or $243.3 million, for the prior year. AFFO excludes certain items that the Company does not consider indicative of its ongoing operating performance. The current year is inclusive of an $0.11 per share dilutive impact related to the asset sales, net of interest expense savings, discussed above and excludes $4.4 million, or $0.04 per share, of general and administrative expense for the accelerated recognition of compensation cost related to the retirement of an executive officer.

FFO and AFFO are widely accepted supplemental non-GAAP financial measures used in the real estate industry to measure and compare the operating performance of real estate companies. A complete reconciliation containing adjustments from GAAP net income to FFO and AFFO are included in this release. Per share amounts for net income, FFO and AFFO are on a diluted basis.
“Better than anticipated performance in the fourth quarter and throughout 2019 enabled us to surpass our expectations,” said Steven B. Tanger, Chief Executive Officer. “With strong leasing execution, we ended the year with consolidated portfolio occupancy above that of the prior year at 97.0%, contributing to better than expected same center net operating income. Increases in traffic and sales validate consumers’ ongoing desire for the best brands, prices and shopping experience at Tanger Outlets.”

“As we enter 2020, we are focused on building on last year’s leasing success, as we believe this is the fastest way to restore internal growth. Maintaining strong occupancy remains our top priority as our team works to overcome the challenges associated with the recapture of space due to both previously announced closures and any additional space that could come back from ongoing negotiations with select tenants. Along with leasing, we will also continue to focus on our strategic marketing efforts to further increase traffic and shopper engagement. However, releasing the recaptured space will take time. While we anticipate potential near-term occupancy and rent pressure, we plan to lease strategically to upgrade our tenancy and the consumer experience in order to drive long-term growth. Brand name retailers remain committed to the outlet distribution channel and continue to benefit from our value proposition, including our low cost of occupancy,” Mr. Tanger added.

Operating Metrics

The Company’s key portfolio results were as follows:

•	Consolidated portfolio occupancy rate was 97.0% on December 31, 2019, compared to 95.9% on September 30, 2019 and 96.8% on December 31, 2018

•
Blended average rental rates increased 2.7% on a straight-line basis and decreased 1.3% on a cash basis for all renewals and re-tenanted leases that commenced during the trailing twelve months ended December 31, 2019

•	Lease termination fees totaled $1.6 million for 2019, including $0.1 million for the fourth quarter of 2019, compared to $1.2 million for 2018, including $0.1 million for the fourth quarter of 2018

•
Same center net operating income (“Same Center NOI”) for the consolidated portfolio decreased 0.4% for the quarter and 0.7% for the full year due primarily to the impact of tenant bankruptcies, lease modifications and store closures

•
Average tenant sales productivity for the consolidated portfolio was $395 per square foot for the twelve months ended December 31, 2019, compared to $385 per square foot in the comparable prior year period

•	Same center tenant sales performance for the overall portfolio increased 1.5% for the twelve months ended December 31, 2019 compared to the twelve months ended December 31, 2018

•	Occupancy cost ratio for the trailing twelve months ended December 31, 2019 was 10.0%

Same Center NOI is a supplemental non-GAAP financial measure of operating performance. A complete definition of Same Center NOI and a reconciliation to the nearest comparable GAAP measure is included in this release.

Leasing Activity

Total commenced leases for the trailing twelve months ended December 31, 2019 that were renewed or re-leased for all terms included 337 leases, totaling approximately 1.5 million square feet.

As of January 22, 2020, Tanger had lease renewals executed or in process for 45.8% of the space in the consolidated portfolio scheduled to expire during 2020 compared to 58.6% of the space scheduled to expire during 2019 that was executed or in process as of January 31, 2019.

Tanger recaptured approximately 198,000 square feet within its consolidated portfolio during 2019 related to bankruptcies and brand-wide restructurings by retailers, including 3,000 square feet in the fourth quarter. During 2018, approximately 126,000 square feet were recaptured, including 3,000 square feet during the fourth quarter.

Dividend Increase

In January 2020, the Company’s Board of Directors approved a 0.7%, or $0.01 per share, increase in the annualized dividend on its common shares to $1.43 per share and simultaneously declared a quarterly dividend of $0.3575 per share for the first quarter ended March 31, 2020. This cash dividend will be payable on May 15, 2020 to holders of record on April 30, 2020. Since becoming a public company in May 1993, the Company has paid a cash dividend each quarter and has increased its dividend each year, putting it among a very small group of equity REITs to achieve such a milestone.

Balance Sheet and Capital Market Activity

As of December 31, 2019:

•	Total enterprise value was $3.0 billion

•	Total outstanding floating rate debt was approximately $11 million, representing less than 1% of both total consolidated debt outstanding and total enterprise value

•	Unused capacity under the Company’s $600 million unsecured lines of credit was nearly 100%, or $599.8 million

•	Weighted average interest rate was 3.5% and weighted average term to maturity of outstanding consolidated debt, including extension options, was approximately 5.5 years

•	Approximately 94% of the Company’s consolidated square footage was unencumbered by mortgages

•	Interest coverage ratio was 4.3 times for 2019

•	FAD payout ratio was 70% for 2019

FAD payout ratio is a supplemental non-GAAP financial measure of operating performance. A definition of FAD payout ratio is included in this release.

Tanger has reduced its outstanding consolidated debt by $143.1 million since December 31, 2018.

During 2019, the Company repurchased approximately 1,209,000 common shares for total consideration of approximately $20.0 million. As of December 31, 2019, $80.0 million remains under the current repurchase authorization, which is valid through May 2021.

Guidance for 2020

Based on the Company’s internal budgeting process and its view on current market conditions, management currently believes the Company’s net income and FFO per share for 2020 will be as follows:

For the year ended December 31, 2020:
	Low Range	High Range
Estimated diluted net income per share	$0.65	$0.73
Depreciation and amortization of real estate assets - consolidated and the Company’s share of unconsolidated joint ventures	1.31	1.31
Estimated diluted FFO per share	$1.96	$2.04

Tanger’s estimates reflect the following key assumptions:

•	Same Center NOI guidance for the consolidated portfolio between (6.75)% and (8.25)%, which reflects the following:

◦	Approximately (0.7%) impact related to the Jeffersonville, Ohio property, for which the Company recorded a significant impairment as discussed above

◦	Projected average occupancy for the year is expected to be between 92% and 93%

◦	Projected store closures related to tenant bankruptcies and restructurings

▪
303,000 square feet of known closures related to all of the Dressbarn and Kitchen Collection stores and certain Forever 21 and Destination Maternity stores that all closed in January and which, if not released, would represent 350 basis points of Same Center NOI (27,000 square feet and 10 basis points attributable to the Jeffersonville, Ohio property)

▪	322,000 to 372,000 square feet of potential additional closures that are unknown or unresolved at this time

•	Projected full-year lease termination fees (which are not included in Same Center NOI) of approximately $1.5 million for the consolidated portfolio

•	Annual general and administrative expense of between $48.0 million and $50.0 million

•	Annual consolidated portfolio interest expense of $59.5 million to $60.0 million

•	The Company’s share of annual interest expense in the unconsolidated portfolio of $7.2 million to $7.6 million

•	2020 weighted average diluted common shares of approximately 92.5 million for earnings per share and 97.5 million for FFO per share

•	Combined annual recurring capital expenditures and second generation tenant allowances of approximately $44 million to $48 million

•	Does not include the impact of any financing activity, the sale of any outparcels, properties or joint venture interests, or the acquisition of any properties or joint venture partner interests

The following table provides a bridge from the Company’s 2019 actual FFO per diluted share to the low and high ranges of the Company’s 2020 diluted FFO per share guidance:

	Low Range	High Range
2019 diluted FFO per share	$2.27	$2.27
2019 compensation related to executive officer retirement	0.04	0.04
2019 diluted AFFO per share	2.31	2.31
Same Center NOI decline	(0.26)	(0.22)
Dilutive impact of 2019 asset sales	(0.04)	(0.04)
Change in general and administrative expense	(0.01)	0.01
Decreased interest expense, including approximately $0.01 at the joint venture level	0.03	0.03
Net decline in non-cash rents (1)	(0.07)	(0.05)
Estimated 2020 diluted FFO per share	$1.96	$2.04

(1)	Includes straight-line and market rent adjustments

Fourth Quarter and Full Year Conference Call

Tanger will host a conference call to discuss its fourth quarter and full year results for analysts, investors and other interested parties on Monday, January 27, 2020, at 8:30 a.m. Eastern Time. To access the conference call, listeners should dial 1-877-277-5113 and provide conference ID # 8599609 to be connected to the Tanger Factory Outlet Centers Fourth Quarter 2019 Financial Results call. Alternatively, a live audio webcast of this call will be available to the public on Tanger’s Investor Relations website, investors.tangeroutlets.com, hosted by S&P Global Market Intelligence. A telephone replay of the call will be available from January 27, 2020 at 11:30 a.m. through February 3, 2020 at 11:59 p.m. by dialing 1-855-859-2056, conference ID # 8599609. An online archive of the webcast will also be available through February 3, 2020.

About Tanger Factory Outlet Centers, Inc.

Tanger Factory Outlet Centers, Inc. (NYSE: SKT), is a publicly-traded REIT headquartered in Greensboro, North Carolina that presently operates and owns, or has an ownership interest in, a portfolio of 39 upscale outlet shopping centers. Tanger’s operating properties are located in 20 states and in Canada, totaling approximately 14.3 million square feet, leased to over 2,800 stores which are operated by more than 510 different brand name companies. The Company has more than 39 years of experience in the outlet industry. Tanger Outlet Centers continue to attract more than 181 million visitors annually. Tanger is furnishing a Form 8-K with the Securities and Exchange Commission that includes a supplemental information package for the quarter and year ended December 31, 2019. For more information on Tanger Outlet Centers, call 1-800-4TANGER or visit the Company’s website at www.tangeroutlets.com.

Safe Harbor Statement
This news release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and includes this statement for purposes of complying with the safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe the Company’s future plans, strategies and expectations, are generally identifiable by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” “will,” “forecast” or similar expressions, and include the Company’s expectations regarding its financial results and the assumptions used to forecast such expected results, our leasing strategy and value proposition to retailers, occupancy and rent pressures, marketing programs, uses of capital, liquidity, dividend payments, cash flows, filling vacant space and share repurchases.
You should not rely on forward-looking statements since they involve known and unknown risks, uncertainties and other important factors which are, in some cases, beyond our control and which could materially affect our actual results, performance or achievements. Important factors which may cause actual results to differ materially from current expectations include, but are not limited to: our inability to develop new outlet centers or expand existing outlet centers successfully; risks related to the economic performance and market value of our outlet centers; the relative illiquidity of real property investments; impairment charges affecting our properties; our dispositions of assets may not achieve anticipated results; competition for the acquisition and development of outlet centers, and our inability to complete outlet centers we have identified; the bankruptcy of one or more of the retailers in our centers; the fact certain of our lease agreements include co-tenancy and/or sales-based provisions that may allow a tenant to pay reduced rent and/or terminate a lease prior to its natural expiration; environmental regulations affecting our business; risks associated with possible terrorist activity or other acts or threats of violence and threats to public safety; our dependence on rental income from real property; our dependence on the results of operations of our retailers; the fact that certain of our properties are subject to ownership interests held by third parties, whose interests may conflict with ours; risks related to uninsured losses; the risk that consumer, travel, shopping and spending habits may change; risks associated with our Canadian investments; risks associated with attracting and retaining key personnel; risks associated with debt financing; risks associated with our guarantees of debt for, or other support we may provide to, joint venture properties; the effectiveness of our interest rate hedging arrangements; uncertainty relating to the potential phasing out of LIBOR; our potential failure to qualify as a REIT; our legal obligation to make distributions to our shareholders; legislative or regulatory actions that could adversely affect our shareholders, including the recent changes in the U.S. federal income taxation of U.S. businesses; our dependence on distributions from the Operating Partnership to meet our financial obligations, including dividends; the risk of a cyber-attack or an act of cyber-terrorism and other important factors set forth under Item 1A - “Risk Factors” in the Company’s and the Operating Partnership’s Annual Report on Form 10-K for the year ended December 31, 2018, as may be updated or supplemented in the Company’s Quarterly Reports on Form 10-Q and the Company’s other filings with the SEC. Accordingly, there is no assurance that the Company’s expectations will be realized. The Company disclaims any intention or obligation to update the forward-looking statements, whether as a result of new information, future events or otherwise. You are advised to refer to any further disclosures the Company makes or related subjects in the Company’s Current Reports on Form 8-K that the Company files with the SEC.

Investor Contact Information

Cyndi Holt    Jim Williams
VP, Investor Relations    EVP & CFO
336-834-6892    336-834-6800
cyndi.holt@tangeroutlets.com    jim.williams@tangeroutlets.com

Media Contact Information

Quentin Pell
VP, Corporate Communications and Enterprise Risk Management
336-834-6827
quentin.pell@tangeroutlets.com

TANGER FACTORY OUTLET CENTERS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(Unaudited)

	Three months ended		Year ended
	December 31,		December 31,
	2019	2018	2019	2018
Revenues:
Rental revenues (1)	$116,557	$123,256	$463,946	$480,707
Management, leasing and other services (2)	1,476	1,415	5,419	4,995
Other revenues	2,459	2,528	8,983	8,979
Total revenues	120,492	127,199	478,348	494,681
Expenses:
Property operating	39,482	40,640	157,734	160,457
General and administrative (3), (4)	12,880	11,306	53,790	44,167
Impairment charge	37,610	—	37,610	49,739
Depreciation and amortization	30,305	33,055	123,314	131,722
Total expenses	120,277	85,001	372,448	386,085
Other income (expense):
Interest expense	(15,034)	(16,473)	(61,672)	(64,821)
Gain on sale of assets	—	—	43,422	—
Other income (expense) (5)	205	203	(2,761)	864
Total other income (expense)	(14,829)	(16,270)	(21,011)	(63,957)
Income (loss) before equity in earnings (losses) of unconsolidated joint ventures	(14,614)	25,928	84,889	44,639
Equity in earnings (losses) of unconsolidated joint ventures	2,235	(5,309)	7,839	924
Net income (loss)	(12,379)	20,619	92,728	45,563
Noncontrolling interests in Operating Partnership	630	(1,055)	(4,678)	(2,329)
Noncontrolling interests in other consolidated partnerships	—	143	(195)	421
Net income (loss) attributable to Tanger Factory Outlet Centers, Inc.	(11,749)	19,707	87,855	43,655
Allocation of earnings to participating securities	(306)	(322)	(1,336)	(1,211)
Net income (loss) available to common shareholders of Tanger Factory Outlet Centers, Inc.	$(12,055)	$19,385	$86,519	$42,444

Basic earnings per common share:
Net income (loss)	$(0.13)	$0.21	$0.93	$0.45

Diluted earnings per common share:
Net income (loss)	$(0.13)	$0.21	$0.93	$0.45

(1)
In connection with the adoption of ASC 842 on January 1, 2019, rental revenues includes base rentals, percentage rentals, and expense reimbursements for all periods presented. Additionally, for the three months and year ended December 31, 2019, rental revenues is presented net of uncollectible tenant revenues and includes a straight-line rent adjustment of $1.5 million and $6.4 million, respectively, to record contractual payments received as consideration from certain executory costs on a straight-line basis.

(2)
Upon adoption of ASC 842, expense reimbursements from joint ventures of $745,000 and $2.5 million, respectively, previously included in expense reimbursements for the three months and year ended December 31, 2018, which are not related to leases, have been reclassified to management, leasing and other services on the consolidated statements of operations to conform to the current year presentation.

(3)
Upon adoption of ASC 842, indirect internal leasing costs previously capitalized are now expensed. For the three months and year ended December 31, 2019, lease costs of approximately $1.5 million and $4.9 million, respectively, were expensed as general and administrative expenses which would have been capitalized under the previous accounting standard.

(4)
The year ended December 31, 2019 includes $4.4 million related to the accelerated recognition of compensation cost entitled to be received by the Company’s former President and Chief Operating Officer per the terms of a transition agreement executed in connection with his retirement.

(5)	The year ended December 31, 2019 includes a $3.6 million charge related to the foreign currency effect of the sale of the Bromont, Quebec property by the RioCan Canada joint venture.

TANGER FACTORY OUTLET CENTERS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)
(Unaudited)

	December 31,	December 31,
	2019	2018
Assets
Rental property:
Land	$266,537	$278,428
Buildings, improvements and fixtures	2,630,357	2,764,649
Construction in progress	—	3,102
	2,896,894	3,046,179
Accumulated depreciation	(1,009,951)	(981,305)
Total rental property, net	1,886,943	2,064,874
Cash and cash equivalents	16,672	9,083
Investments in unconsolidated joint ventures	94,691	95,969
Deferred lease costs and other intangibles, net	96,712	116,874
Operating lease right-of-use assets (1)	86,575	—
Prepaids and other assets	103,618	98,102
Total assets	$2,285,211	$2,384,902

Liabilities and Equity
Liabilities
Debt:
Senior, unsecured notes, net	$1,138,603	$1,136,663
Unsecured term loan, net	347,367	346,799
Mortgages payable, net	83,803	87,471
Unsecured lines of credit, net	—	141,985
Total debt	1,569,773	1,712,918
Accounts payable and accrued expenses	79,562	82,676
Operating lease liabilities (1)	91,237	—
Other liabilities	88,530	83,773
Total liabilities	1,829,102	1,879,367
Commitments and contingencies
Equity
Tanger Factory Outlet Centers, Inc.:
Common shares, $.01 par value, 300,000,000 shares authorized, 92,892,849 and 93,941,783 shares issued and outstanding at December 31, 2019 and 2018, respectively	929	939
Paid in capital	775,035	778,845
Accumulated distributions in excess of net income	(317,263)	(272,454)
Accumulated other comprehensive loss	(25,495)	(27,151)
Equity attributable to Tanger Factory Outlet Centers, Inc.	433,206	480,179
Equity attributable to noncontrolling interests:
Noncontrolling interests in Operating Partnership	22,903	25,356
Noncontrolling interests in other consolidated partnerships	—	—
Total equity	456,109	505,535
Total liabilities and equity	$2,285,211	$2,384,902

(1)	In connection with the adoption of ASC 842 on January 1, 2019, operating lease right-of-use assets and operating lease liabilities were recorded.

TANGER FACTORY OUTLET CENTERS, INC. AND SUBSIDIARIES
CENTER INFORMATION
(Unaudited)

	December 31,
	2019	2018
Gross leasable area open at end of period (in thousands):
Consolidated	12,048	12,923
Partially owned - unconsolidated	2,212	2,371
Total	14,260	15,294

Outlet centers in operation at end of period:
Consolidated	32	36
Partially owned - unconsolidated	7	8
Total	39	44

States operated in at end of period (1)	19	22
Occupancy at end of period (1), (2)	97.0%	96.8%

(1)	Excludes the centers in which the Company has ownership interests but are held in unconsolidated joint ventures.

(2)	Excludes centers not yet stabilized at period end. The 2018 period excludes the Fort Worth outlet center (which opened during the fourth quarter of 2017).

NON-GAAP SUPPLEMENTAL MEASURES

Funds From Operations

Funds From Operations (“FFO”) is a widely used measure of the operating performance for real estate companies that supplements net income (loss) determined in accordance with GAAP. We determine FFO based on the definition set forth by the National Association of Real Estate Investment Trusts (“NAREIT”), of which we are a member. In December 2018, NAREIT issued “NAREIT Funds From Operations White Paper - 2018 Restatement” which clarifies, where necessary, existing guidance and consolidates alerts and policy bulletins into a single document for ease of use. NAREIT defines FFO as net income/(loss) available to the Company’s common shareholders computed in accordance with generally accepted accounting principles in the United States (“GAAP”), excluding (i) depreciation and amortization related to real estate, (ii) gains or losses from sales of certain real estate assets, (iii) gains and losses from change in control, (iv) impairment write-downs of certain real estate assets and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity and (v) after adjustments for unconsolidated partnerships and joint ventures calculated to reflect FFO on the same basis.

FFO is intended to exclude historical cost depreciation of real estate as required by GAAP which assumes that the value of real estate assets diminishes ratably over time. Historically, however, real estate values have risen or fallen with market conditions. Because FFO excludes depreciation and amortization of real estate assets, gains and losses from property dispositions and extraordinary items, it provides a performance measure that, when compared year over year, reflects the impact to operations from trends in occupancy rates, rental rates, operating costs, development activities and interest costs, providing perspective not immediately apparent from net income.

We present FFO because we consider it an important supplemental measure of our operating performance. In addition, a portion of cash bonus compensation to certain members of management is based on our FFO or Adjusted Funds From Operations (“AFFO”), which is described in the section below. We believe it is useful for investors to have enhanced transparency into how we evaluate our performance and that of our management. In addition, FFO is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO when reporting their results. FFO is also widely used by us and others in our industry to evaluate and price potential acquisition candidates. We believe that FFO payout ratio, which represents regular distributions to common shareholders and unit holders of the Operating Partnership expressed as a percentage of FFO, is useful to investors because it facilitates the comparison of dividend coverage between REITs. NAREIT has encouraged its member companies to report their FFO as a supplemental, industry-wide standard measure of REIT operating performance.

FFO has significant limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•	FFO does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;

•	FFO does not reflect changes in, or cash requirements for, our working capital needs;

•
Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and FFO does not reflect any cash requirements for such replacements; and

•	Other companies in our industry may calculate FFO differently than we do, limiting its usefulness as a comparative measure.

Because of these limitations, FFO should not be considered as a measure of discretionary cash available to us to invest in the growth of our business or our dividend paying capacity. We compensate for these limitations by relying primarily on our GAAP results and using FFO only as a supplemental measure.

Adjusted Funds From Operations

We present AFFO as a supplemental measure of our performance. We define AFFO as FFO further adjusted to eliminate the impact of certain items that we do not consider indicative of our ongoing operating performance. These further adjustments are itemized in the table below. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating AFFO you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of AFFO should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.

We present AFFO because we believe it assists investors and analysts in comparing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. In addition, we believe it is useful for investors to have enhanced transparency into how we evaluate management’s performance and the effectiveness of our business strategies. We use AFFO when certain material, unplanned transactions occur as a factor in evaluating management’s performance and to evaluate the effectiveness of our business strategies, and may use AFFO when determining incentive compensation.

AFFO has limitations as an analytical tool. Some of these limitations are:

•	AFFO does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;

•	AFFO does not reflect changes in, or cash requirements for, our working capital needs;

•
Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and AFFO does not reflect any cash requirements for such replacements;

•	AFFO does not reflect the impact of certain cash charges resulting from matters we consider not to be indicative of our ongoing operations; and

•	Other companies in our industry may calculate AFFO differently than we do, limiting its usefulness as a comparative measure.

Because of these limitations, AFFO should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP. We compensate for these limitations by relying primarily on our GAAP results and using AFFO only as a supplemental measure.

Funds Available for Distribution

Funds Available for Distribution (“FAD”) is a non-GAAP financial measure that we define as FFO, excluding corporate depreciation, amortization of finance costs, amortization of net debt discount (premium), amortization of equity-based compensation, straight-line rent amounts, market rent amounts, second generation tenant allowances, capital improvement expenditures, and our share of the items listed above for our unconsolidated joint ventures. Investors, analysts and the Company utilize FAD as an indicator of common dividend potential. The FAD payout ratio, which represents regular distributions to common shareholders and unit holders of the Operating Partnership expressed as a percentage of FAD, facilitates the comparison of dividend coverage between REITs.

We believe that net income (loss) is the most directly comparable GAAP financial measure to FAD. FAD does not represent cash generated from operating activities in accordance with GAAP and should not be considered as an alternative to net income (loss) as an indication of our performance or to cash flows as a measure of liquidity or our ability to make distributions. Other companies in our industry may calculate FAD differently than we do, limiting its usefulness as a comparative measure.

Portfolio Net Operating Income and Same Center Net Operating Income

We present portfolio net operating income (“Portfolio NOI”) and same center net operating income (“Same Center NOI”) as supplemental measures of our operating performance. Portfolio NOI represents our property level net operating income which is defined as total operating revenues less property operating expenses and excludes termination fees and non-cash adjustments including straight-line rent, net above and below market rent amortization, impairment charges and gains or losses on the sale of assets recognized during the periods presented. We define Same Center NOI as Portfolio NOI for the properties that were operational for the entire portion of both comparable reporting periods and which were not acquired, or subject to a material expansion or non-recurring event, such as a natural disaster, during the comparable reporting periods.

We believe Portfolio NOI and Same Center NOI are non-GAAP metrics used by industry analysts, investors and management to measure the operating performance of our properties because they provide performance measures directly related to the revenues and expenses involved in owning and operating real estate assets and provide a perspective not immediately apparent from net income, FFO or AFFO. Because Same Center NOI excludes properties developed, redeveloped, acquired and sold; as well as non-cash adjustments, gains or losses on the sale of outparcels and termination rents; it highlights operating trends such as occupancy levels, rental rates and operating costs on properties that were operational for both comparable periods. Other REITs may use different methodologies for calculating Portfolio NOI and Same Center NOI, and accordingly, our Portfolio NOI and Same Center NOI may not be comparable to other REITs.

Portfolio NOI and Same Center NOI should not be considered alternatives to net income (loss) or as an indicator of our financial performance since they do not reflect the entire operations of our portfolio, nor do they reflect the impact of general and administrative expenses, acquisition-related expenses, interest expense, depreciation and amortization costs, other non-property income and losses, the level of capital expenditures and leasing costs necessary to maintain the operating performance of our properties, or trends in development and construction activities which are significant economic costs and activities that could materially impact our results from operations. Because of these limitations, Portfolio NOI and Same Center NOI should not be viewed in isolation or as a substitute for performance measures calculated in accordance with GAAP. We compensate for these limitations by relying primarily on our GAAP results and using Portfolio NOI and Same Center NOI only as supplemental measures.

TANGER FACTORY OUTLET CENTERS, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP SUPPLEMENTAL MEASURES
(in thousands, except per share)
(Unaudited)

Below is a reconciliation of net income to FFO and AFFO:

	Three months ended		Year ended
	December 31,		December 31,
	2019	2018	2019	2018
Net income (loss)	$(12,379)	$20,619	$92,728	$45,563
Adjusted for:
Depreciation and amortization of real estate assets - consolidated	29,707	32,440	120,856	129,281
Depreciation and amortization of real estate assets - unconsolidated joint ventures	3,059	3,294	12,512	13,314
Impairment charge - consolidated	37,610	—	37,610	49,739
Impairment charge - unconsolidated joint ventures	—	7,180	—	7,180
Foreign currency loss from sale of joint venture property	—	—	3,641	—
Gain on sale of assets	—	—	(43,422)	—
FFO	57,997	63,533	223,925	245,077
FFO attributable to noncontrolling interests in other consolidated partnerships	—	143	(195)	421
Allocation of earnings to participating securities	(489)	(580)	(1,991)	(2,151)
FFO available to common shareholders (1)	$57,508	$63,096	$221,739	$243,347
As further adjusted for:
Compensation related to executive officer retirement (2)	$—	$—	$4,371	$—
Impact of above adjustment to the allocation of earnings to participating securities	—	—	(35)	—
AFFO available to common shareholders (1)	$57,508	$63,096	$226,075	$243,347
FFO available to common shareholders per share - diluted (1)	$0.59	$0.64	$2.27	$2.48
AFFO available to common shareholders per share - diluted (1)	$0.59	$0.64	$2.31	$2.48

Weighted Average Shares:
Basic weighted average common shares	92,243	93,123	92,808	93,309
Effect of outstanding options and certain restricted common shares	—	—	—	1
Diluted weighted average common shares (for earnings per share computations)	92,243	93,123	92,808	93,310
Exchangeable operating partnership units	4,949	4,983	4,958	4,993
Diluted weighted average common shares (for FFO and AFFO per share computations) (1)	97,192	98,106	97,766	98,303

(1)
Assumes the Class A common limited partnership units of the Operating Partnership held by the noncontrolling interests are exchanged for common shares of the Company. Each Class A common limited partnership unit is exchangeable for one of the Company’s common shares, subject to certain limitations to preserve the Company’s REIT status.

(2)
Represents the accelerated recognition of compensation cost entitled to be received by the Company’s former President and Chief Operating Officer per the terms of a transition agreement executed in connection with his retirement.

Reconciliation of FFO to FAD (dollars and shares in thousands)

	Three months ended		Year ended
	December 31,		December 31,
	2019	2018	2019	2018
FFO available to common shareholders	$57,508	$63,096	$221,739	$243,347
Adjusted for:
Corporate depreciation excluded above	598	615	2,458	2,441
Amortization of finance costs	758	778	3,004	3,058
Amortization of net debt discount (premium)	115	107	448	416
Amortization of equity-based compensation	3,749	3,855	18,120	14,669
Straight-line rent adjustments	(317)	(1,100)	(7,721)	(5,844)
Market rent adjustments	365	597	1,432	2,577
Second generation tenant allowances	(3,018)	(4,141)	(18,189)	(15,729)
Capital improvements	(6,800)	(5,564)	(21,478)	(22,047)
Adjustments from unconsolidated joint ventures	(408)	94	(1,662)	(780)
FAD available to common shareholders (1)	$52,550	$58,337	$198,151	$222,108
Dividends per share	$0.3550	$0.3500	$1.4150	$1.3925
FFO payout ratio	60%	55%	62%	56%
FAD payout ratio	66%	59%	70%	62%
Diluted weighted average common shares (1)	97,192	98,106	97,766	98,303

(1)
Assumes the Class A common limited partnership units of the Operating Partnership held by the noncontrolling interests are exchanged for common shares of the Company. Each Class A common limited partnership unit is exchangeable for one of the Company’s common shares, subject to certain limitations to preserve the Company’s REIT status.

Below is a reconciliation of net income to Portfolio NOI and Same Center NOI for the consolidated portfolio:

	Three months ended		Year ended
	December 31,		December 31,
	2019	2018	2019	2018
Net income (loss)	$(12,379)	$20,619	$92,728	$45,563
Adjusted to exclude:
Equity in (earnings) losses of unconsolidated joint ventures	(2,235)	5,309	(7,839)	(924)
Interest expense	15,034	16,473	61,672	64,821
Gain on sale of assets	—	—	(43,422)	—
Other non-operating (income) expense	(205)	(203)	2,761	(864)
Impairment charge	37,610	—	37,610	49,739
Depreciation and amortization	30,305	33,055	123,314	131,722
Other non-property expenses	555	166	1,049	1,001
Corporate general and administrative expenses	12,852	11,072	53,881	43,291
Non-cash adjustments (1)	(409)	(485)	(6,237)	(3,191)
Lease termination fees	(89)	(112)	(1,615)	(1,246)
Portfolio NOI	81,039	85,894	313,902	329,912
Non-same center NOI (2)	165	(4,398)	(4,024)	(17,900)
Same Center NOI	$81,204	$81,496	$309,878	$312,012

(1)	Non-cash items include straight-line rent, above and below market rent amortization, straight-line rent expense on land leases and gains or losses on outparcel sales, as applicable.

(2)	Excluded from Same Center NOI:

Outlet centers sold:
Nags Head, Ocean City, Park City, and Williamsburg	March 2019